September 2, 2015

Via EDGAR

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

Re:	Valmie Resources, Inc. (the “Company”)

We are counsel for the Company and are rendering this opinion in connection with the filing of a Registration Statement on Form S-1 (the “Registration Statement”) by the Company with the Securities and Exchange Commission on or about September 2, 2015. The Registration Statement relates to the resale of an aggregate of 14,839,270 shares of the Company’s common stock, par value $0.001 per share (each, a “Share”), by the selling shareholders referenced therein.

We are qualified to practice law in the United States as our managing attorney is a member of the Washington State Bar Association.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other statements, documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. In particular, we have examined:

1.	The Amended and Restated Articles of Incorporation of the Company dated December 11, 2014;

2.	The Bylaws of the Company dated August 26, 2011;

3.	The Registration Statement;

4.	The Equity Investment Agreement between the Company and Tuverga Finance Ltd. (“Tuverga”) dated August 20, 2015;

5.	The Registration Rights Agreement between the Company and Tuverga dated August 20, 2015;

6.	Certain resolutions of the Board of Directors of the Company; and

7.	Such other documents and records as we have deemed relevant.

We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies. We have also assumed that all documents that we have examined, and that parties other than the Company have executed, have been duly and validly authorized, executed and delivered by, and are legally valid and binding on and enforceable against, each of such parties, and that such parties have obtained all required consents, permits and approvals.

Based on the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

1.	The 3,829,270 issued Shares being registered on behalf of the selling shareholders have been duly authorized and legally issued as fully paid and non-assessable shares of the Company’s common stock; and

2.	The 10,000,000 unissued Shares being registered on behalf of Tuverga will, when sold, be duly authorized and legally issued as fully paid and non-assessable shares of the Company’s common stock.

This opinion is limited to the federal securities laws of the United States and Chapter 78 of the Nevada Revised Statutes. We express no opinion with respect to any state securities laws (commonly known as blue sky laws) or any federal or state laws, regulations or rules not otherwise expressly referenced herein. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention with respect to this opinion and the statements expressed above, including any changes in applicable laws which may hereafter occur.

We consent to the filing of this opinion as an exhibit to the Registration Statement and also consent to the reference of our name in the prospectus which forms a part of the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Yours truly,

Bacchus Law Corporation

/s/ BACCHUS LAW CORPORATION